Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
META FINANCIAL GROUP, INC.

META FINANCIAL GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.             Section A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“FOURTH:

A.           The total number of shares of all classes of stock which the Corporation shall have the authority to issue is thirteen million (13,000,000), consisting of:

1.           three million (3,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.           ten million (10,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

Subject to the provisions set forth in this Certificate of Incorporation, in accordance with the provisions of Section 242(b)(2) of the Act, the number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of the class vote requirements set forth in Section 242(b)(2) of the Act.

2.            The aforementioned amendments were duly adopted by the Board of Directors of the Corporation, and by the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation, in accordance with the provisions of Section 242 of the Act.

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IN WITNESS WHEREOF, Meta Financial Group, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by a duly authorized officer of the Corporation this 27th day of September, 2012.

META FINANCIAL GROUP, INC.

By:	/s/ J. Tyler Haahr
Name:	J. Tyler Haahr
Title:	President and Chief Executive Officer